Exhibit 10.1

June 3, 2015

Charlie Kawwas
c/o Avago Technologies
1320 Ridder Park Drive
San Jose, CA 95131

RE:     Terms of Continued Employment

Dear Charlie:

The purpose of this letter is to confirm the terms of your continuing employment with Avago Technologies U.S. Inc., an indirect subsidiary of Avago Technologies Limited.

1.
Effective as of July 1, 2015, your employment will be transferred to Avago Technologies U.S. Inc., our U.S. subsidiary, and you will be based in San Jose, California reporting to me. Your annual base salary is US$465,000 (paid on a biweekly basis). All compensation will be subject to applicable taxes and withholdings. Subject to, and with effect from, approval by the Board of Directors of Avago Technologies Limited (the “Company”), you will be Senior Vice President and Chief Sales Officer, as well as an executive officer, of the Company.

2.
You will be entitled to participate in the Avago Technologies Performance Bonus plan (APB) at an annual target variable percentage of 75% of your annual base salary. Your participation in the APB is entirely discretionary and Avago Technologies reserves the right to withdraw, vary or amend the plan at any time. Participation in the plan in one year does not guarantee you the right to participate in the plan in future years. A copy of the plan document is available on the Avago HR intranet portal. The bonus amount stated above is a target amount and therefore is not guaranteed. The actual annual payout under the APB will be based on the attainment of targets which have been set at both the Corporate and Divisional/Functional levels.

3.
In consideration of the relocation of you and your family to the United States, we will provide you with a one-time lump sum payment of US$300,000, less applicable taxes and withholdings. The relocation must be completed on or prior to September 1, 2015 in order for you to be eligible for the relocation payment, which shall be paid to you within thirty (30) days following its completion. You acknowledge and agree that this relocation payment is taxable to you and shall not be grossed up by the Company. You further acknowledge and agree that the payment provided to you pursuant to this Section 3 shall not be earned prior to the first anniversary of the [relocation date] and will only be earned on the first anniversary of the [relocation date] if you remain continuously employed with the Company through the first anniversary of the [relocation date]. In the event you terminate employment with the Company for any reason prior to the first anniversary of the [relocation date], you hereby agree to repay to the Company the payment made to you by the Company pursuant to this Section 3 reduced as to 1/12th of

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the payment for each full month of continued employment with the Company following your [relocation date].

4.
Avago will pay for preparation of your 2015 US tax returns and perform or cause to be performed a tax differential analysis for 2015 related to your employment in Canada and the United States for portions of the 2015 tax year. While you will be responsible for payment of U.S. Federal and state income taxes, you will also be subject to Canadian income taxes. We agree to make a one-time tax differential payment to you equal to the excess between (i) your Canadian and U.S. Federal and state income tax liability during the applicable period of 2015; and (ii) your Canadian income tax liability assuming you were subject only to Canadian income taxes during the applicable period of 2015. You acknowlege and agree that this tax differential payment is taxable to you and shall not be grossed up by the Company.

The procedures and calculations required for such tax differential analysis and the calculation of any tax liability shall be performed consistent with customary and reasonable practices by a third party accounting firm selected by Avago Technologies. If your employment terminates for any reason during 2015, the tax differential payment will only be with respect to the period prior to the date of your termination.

5.
Effective as of July 1, 2015, you will be eligible to participate in Avago Technologies’ U.S. benefit plans and perquisites on at least the same level as the company’s other senior executive officers, in accordance with our policies. Please note that Avago Technologies reserves the right to terminate, modify, or add to their benefits and benefit plans at any time (subject in each case to the terms of such plans). We will also be providing you with severance benefits under the Avago Technologies Limited Severance Benefit Agreement, a copy of which is enclosed.

6.
Your continued employment with Avago Technologies will be consistent with the terms and conditions set forth in this letter of continuing employment and in accordance with Avago Technologies’ standard employment policies and practices. Adherence to general standards of business conduct, as well as all other applicable Avago Technologies policies and procedures, including subsequent changes, is required of all employees.

7.
This letter of continuing employment and the benefits and agreements specified herein is our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and Avago Technologies relating to the terms and conditions of your employment, except as set forth above. In addition, the invention assignment and confidentiality agreement between you and Avago Technologies will remain in effect.

If the terms and conditions of your continued employment with Avago Technologies as outlined above are acceptable, please so indicate by signing and dating this offer letter and the Avago Technologies Limited Severance Benefit Agreement and returning both documents at your earliest convenience.

Avago Technologies is committed to providing reasonable accommodations to employees with disabilities. If you need any accommodations, please let us know.

While we look forward to a long and profitable relationship, you will be an at-will employee, which means the employment relationship may be terminated by you or us, with or without cause or prior notice. It also means that your job duties, title, responsibility, reporting level, work schedule, compensation and benefits, as well as personnel policies and procedures, may be changed at any time at the sole discretion of Avago Technologies, but subject to your right to receive benefits on the terms and conditions set forth in applicable Avago Technologies agreements, plans and policies (if applicable). Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in your at-will employment

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status may only occur by way of a written agreement signed by you and Avago Technologies’ Chief Executive Officer.

By signing below, you represent that you are not relying on any promise, representation or inducement other than those contained herein and that the terms and conditions contained in this letter supersede any other representations made to you, whether verbal or written.

Charlie, we are all pleased that you are committing to continue your employment with Avago Technologies. Your talent and enthusiasm is important to our continuing success.

Sincerely,

/s/ Hock E. Tan

Hock E. Tan
President and CEO

Enclosures:
Avago Technologies Limited Severance Benefit Agreement

*    *    *

ACCEPTANCE OF OFFER

I have read and understand this letter and agree to the terms and conditions as set forth above and further acknowledge that, except as set forth in this letter, no other promise, representation or inducement was made to me as part of my offer of continued employment with Avago Technologies U.S. Inc., an indirect subsidiary of Avago Technologies Limited.

/s/ Charlie Kawwas	06/09/2015
Signature: Charlie Kawwas	Date Signed

Please sign and return the following documents as soon as possible:
Offer Letter (3 pages)
Avago Technologies Limited Severance Benefit Agreement

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